EXHIBIT 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Board of Directors

KINGSCROWD, INC.

We hereby consent to the inclusion in the Offering Circular or other documents filed under Regulation A tier 2 on Form 1-A  (or Form 1-K) of our reports dated November 12, 2024, with respect to the consolidated balance sheets of KINGSCROWD, INC. (and subsidiaries) as of December 31, 2023 and 2022 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the calendar years ended December 31, 2023 and 2022, and the related notes to the consolidated financial statements.

Sincerely,

  IndigoSpire CPA, PC

IndigoSpire CPA, PC

San José, California

December 20, 2024